Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Jon Harmon - Vice President, Corporate Communications
+1 312.496.1593, jharmon@heidrick.com

Investor Contact:
Julie Creed - Vice President, Investor Relations & Real Estate
+1 312.496.1774, jcreed@heidrick.com

Heidrick & Struggles Announces CEO Tracy Wolstencroft to Take Medical Leave of Absence

Executive Vice President Krishnan Rajagopalan Appointed Acting CEO

CHICAGO, April 3, 2017 – Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership consulting and culture shaping services worldwide, today announced that Chief Executive Officer Tracy R. Wolstencroft will take a three-month leave of absence for treatment of a benign lung condition.

Krishnan Rajagopalan, Executive Vice President and Managing Partner – Executive Search, will serve as acting Chief Executive Officer in Wolstencroft’s absence. Rajagopalan leads Heidrick & Struggles’ global Executive Search business and is a member of the firm’s Executive Committee. He previously served as head of Global Practices and played a key role in leading the firm’s Leadership Consulting business.

Richard Beattie, Chairman of the Board of Heidrick & Struggles, said: “Tracy is doing the right thing. It is in the best interests of both Tracy and the company for him to take the time needed to focus on his health. We wish him a speedy recovery, and we look forward to his return. We are fortunate that Krishnan is well suited to take on the role of acting CEO, and the full board and management team have complete confidence in his ability to lead Heidrick & Struggles.”

Wolstencroft said: “Heidrick & Struggles is a talent-rich organization with a team-oriented culture, and we are in highly capable hands with Krishnan and our Executive Committee. We have been effectively accelerating our strategy of delivering premium leadership advisory solutions and insights to top organizations globally. We have a strong team in place to continue our momentum.”

Rajagopalan said: “Tracy has established a tremendous strategic framework for the firm, and I look forward to continuing to work closely with him, the senior leadership team and the board in my capacity as acting

CEO. We wish Tracy a speedy recovery and return.”

About Heidrick & Struggles

Heidrick & Struggles (NASDAQ: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture-shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com